UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 26, 2021
FEDERAL HOME LOAN BANK OF BOSTON
(Exact name of registrant as specified in its charter)

Federally chartered corporation of the United States	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
800 Boylston Street
Boston, MA 02199
(Address of principal executive offices, including zip code)
(617) 292-9600
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 2, 2021, the Federal Home Loan Bank of Boston (the “Bank”) filed a current report on Form 8-K (the “Original Form 8-K”) to report that the board of directors (the “Board”) named Timothy J. Barrett as the future President and Chief Executive Officer, effective December 1, 2021, succeeding Edward A. Hjerpe III, who will retire November 30, 2021. Mr. Barrett’s compensation arrangement received final approval of the Board on October 19, 2021. The Bank is filing this amendment to the Original Form 8-K to disclose Mr. Barrett’s compensation arrangements. No other changes have been made to the Original Form 8-K.

Employment Agreement

On October 21, 2021, the Bank entered into an Employment Agreement with Mr. Barrett effective as of December 1, 2021 (the “Employment Agreement”). Unless earlier terminated by either party as provided therein, the Employment Agreement has an initial three-year term and will continue to extend automatically for subsequent one-year periods unless either party elects not to renew. Pursuant to the Employment Agreement, effective December 1, 2021, the Bank will provide Mr. Barrett with an annual base salary of $870,000, which may be increased from time to time by the Human Resources & Compensation Committee of the Board or reduced pari passu with the other executive officers of the Bank. In addition, effective December 1, 2021, the Bank will provide Mr. Barrett with a Bank-owned or -leased vehicle at a monthly cost (for a leased vehicle) not to exceed $900 per month and a reserved parking space for such vehicle in a location convenient to the Bank’s headquarters. Mr. Barrett is entitled to participate in all incentive, savings, and retirement plans and programs available to senior executives of the Bank.

The Employment Agreement provides that upon the Bank’s termination of Mr. Barrett’s employment for any reason other than “cause” or “disability,” as both are defined in the Employment Agreement, or upon Mr. Barrett’s termination of his employment for “good reason,” as defined in the Employment Agreement, in exchange for Mr. Barrett executing and delivering a general release of claims to the Bank, the Bank will pay a) one year of salary continuation paid pursuant to the Bank’s normal payroll schedule, b) a pro rata payment of the short-term and deferred incentive opportunity at the “President” tier under the executive incentive plan in effect in the year of termination, calculated and payable under such plan as if he had met all employment-related requirements for payment as a retiree, c) a payment of then-unpaid deferred incentive awards under prior executive incentive plans, calculated and payable under such plans at the time he would have received payment if he had remained employed by the Bank, and d) certain healthcare replacement costs for a period of twelve months and other amounts required to be paid or provided under any other Bank plan, program, policy or practice or contract or agreement.

Severance Plan

Effective December 1, 2021, the Bank designated Mr. Barrett as the CEO participant in the Bank’s Executive Change in Control Severance Plan (the “Executive Severance Plan”). The Executive Severance Plan provides that upon the Bank’s termination of Mr. Barrett’s employment for any reason other than “cause,” or upon Mr. Barrett’s termination of his employment for “good reason,” in either case within twenty-four months following a “change in control,” as defined in the Executive Severance Plan, Mr. Barrett would receive (i) a cash payment equal to 2.99 times the sum of (a) the greater of his annual base salary determined at the time of the qualifying termination or 180 days prior to the change in control, and

(b) his long- and short-term incentive awards, calculated at target, for the year in which the qualifying termination of employment occurs, (ii) a lump sum cash payment equal to the amount that would have been payable pursuant to his annual incentive compensation award for the year in which the date of a qualifying termination occurs based on actual Bank performance, prorated based on the number of days he was employed that year, (iii) a lump sum $25,000 cash payment for outplacement assistance, and (iv) certain healthcare replacement costs for a period of twenty-four months.

Both the Employment Agreement and Mr. Barrett’s participation agreement under the Executive Severance Plan contain certain covenants prohibiting the solicitation of the Bank’s customers or employees for twelve months after the date of Mr. Barrett’s termination of employment, and covenants regarding the non-disclosure of confidential information.

Item 9.01 Exhibits

10.1 Employment Agreement, effective as of December 1, 2021, between the Bank and Timothy J. Barrett

104 Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

Signature(s)
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 25, 2021	Federal Home Loan Bank of Boston
By:/s/ Frank Nitkiewicz
Frank Nitkiewicz
Executive Vice President and Chief Financial Officer